                                                                   EXHIBIT 99.03

Name                                         Symantec EE ID:  xxxxxxx
Address 1
Address 2

RE: ASSUMPTION OF YOUR UNVESTED BRIGHTMAIL STOCK OPTION BY SYMANTEC

Dear [Name of Employee]:

As of June 21, 2004 (the "Effective Date"), Symantec completed its acquisition of Brightmail (the "Merger") pursuant to the Agreement and Plan of Merger dated as of May 19, 2004 (the "Merger Agreement").

Pursuant to the Merger Agreement, you are eligible to receive the following for any option to purchase shares of Brightmail common stock ("Brightmail Option") you held immediately prior to the Merger:

      - For the VESTED portion of any Brightmail Option, you are eligible to receive a cash payment of $11.06, less the exercise price of the option and all applicable tax withholding, which will be administered through Equiserve, Symantec's Paying Agent (you should receive a letter of transmittal from the Paying Agent shortly); and

      - For the UNVESTED portion of any Brightmail Option, you will be eligible to receive an option to purchase shares of Symantec common stock (a "Symantec Option") (as described in more detail below).

This letter is to notify you that, as of the Effective Date, the unvested portion of your Brightmail Option has been assumed by Symantec and converted into a Symantec Option. Subject to the terms and conditions of the Merger Agreement, your Symantec Option will continue to be governed by the stock option agreement and stock option plan pursuant to which your Brightmail Option was granted, including the vesting provisions thereof (provided that the Symantec Option shall not be exercisable for shares which are not then vested according to the vesting schedule).

The following is a summary of the conversion of the unvested portion of your Brightmail Option into a Symantec Option:

                                         OPTION GRANT         NUMBER OF SHARES         EXERCISE PRICE
                                            NUMBER       SUBJECT TO UNVESTED OPTION       PER SHARE
                                         ------------    --------------------------    --------------
UNVESTED PORTION OF BRIGHTMAIL OPTION
                                         ------------    --------------------------    --------------
SYMANTEC OPTION
                                         ------------    --------------------------    --------------

In order to receive your Symantec Option, you must sign this letter below to indicate your agreement to the foregoing and return a copy of this signed letter to Symantec Corporation, Attn: Stock Administration Department, 20330 Stevens Creek Blvd., Cupertino, CA 95014.

If you have any questions, please contact Tiffany Lee at Tiffany_Lee@symantec.com/(408) 517-8288 or Julie Chou at
Julie_Chou@symantec.com/(408) 517-8006.

Sincerely,

Symantec Stock Administration Department

I ACKNOWLEDGE RECEIPT OF THIS LETTER AND AGREE TO THE RECEIPT OF (i) A CASH PAYMENT FOR THE VESTED PORTION OF MY BRIGHTMAIL OPTION, AND (ii) A SYMANTEC OPTION FOR THE UNVESTED PORTION OF MY BRIGHTMAIL OPTION.

_____________________________________                ___________________________
Employee Signature                                   Date